STOCK ACQUISITION BY MERGER AGREEMENT


                                      among


            COYOTE NETWORK SYSTEMS, INC., AND INET ACQUISITION, INC.


                                       and


     CLAUDE BUCHERT, HELENE LEGENDRE, AND THE GUIMAUVE TRUST (Shareholders)


                                       and


                      INET INTERACTIVE NETWORK SYSTEM, INC.





                            Dated: September 30, 1998

                      STOCK ACQUISITION BY MERGER AGREEMENT

     THIS AGREEMENT, dated as of this 30th day of September, 1998, by and among Coyote Network Systems, Inc., a corporation organized under the laws of the State of Delaware ("Coyote"), INET Interactive Network System, Inc. a corporation organized under the laws of the State of California ("INET") and among Claude Buchert ("Buchert"), an individual, Helene Legendre ("Legendre"), an individual and First Rock Trustees, Limited, a Gibraltar corporation, Trustee of the Guimauve Trust, a Gibraltar Trust ("GT"), dated September 1, 1994. Buchert, Legendre and GT are sometimes hereinafter referred to collectively as "Sellers" or "Shareholders"; Buchert, Legendre, INET, GT and Coyote are sometimes hereinafter referred to collectively as "Parties".

     WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of capital stock of the INET; and

     WHEREAS, Coyote desires to acquire all of the issued and outstanding shares of capital stock of the INET (hereinafter called "INET Shares") by merger of the INET into INET Acquisition, Inc., a wholly-owned subsidiary of Coyote (hereafter called "Merger"), upon the terms and conditions hereinafter set forth;

     WHEREAS, for federal income tax purposes, it is intended that this Merger shall constitute reorganization within the meaning of Section 368 (a) of the Internal Revenue Code.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                          DEFINITIONS AND PLAN MERGER

     1.1 Definitions. Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings:

     "Agreement" shall mean this stock acquisition by merger agreement, as it may be amended or supplemented from time to time.

     "Article" or "Section" shall refer to the numbered Article or Section of this agreement unless otherwise specified.

     "Dividends" shall mean dividends or any other distributions on INET's Capital Stock or any other interest or participation in, or measured by, INET's profits.

     "Hereof," "hereto" and "hereunder" and similar expressions shall refer to this Agreement and not to any particular Article or Section unless specifically stated.

     "Knowledge" shall mean actual knowledge of the person making the statement after such person has made due and diligent inquiry.

     "Material", "Materially" and similar expressions shall mean as to an individual representation, warranty, covenant or claim an amount, claim or damage exceeding ten thousand dollars ($10,000).

     "Persons" shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or other entity, as the context may require.

     "Schedules" shall mean the various schedules attached hereto and made a part hereof, and the term "Schedule" shall mean any one of such Schedules, as specified.

     1.2 Plan of Merger. Effective as of the Closing Date (as hereinafter defined) INET shall be merged (hereinafter called the "Merger") into Subsidiary, Inc., a California corporation and a wholly-owned subsidiary of Coyote ("Sub") in accordance with the terms of this Agreement and the Plan of Merger set forth in Exhibit A hereto. Sub shall be the corporation surviving the Merger and the separate existence of INET shall cease as of the Merger. Sub shall then be vested with and possess all of the assets, property, rights, privileges, immunities, powers, franchises and authority of INET without further act or deed and shall have assumed and be liable for all obligations of INET.

                                   ARTICLE II
                       PURCHASE PRICE AND RELATED MATTERS

     2.1 Acquisition of INET. In reliance on the representations and warranties and covenants of Sellers and INET contained herein and subject to the terms and conditions of this Agreement, Coyote shall acquire from Sellers 100% of the issued and outstanding shares of common stock of INET (the "INET Shares") by payment of the amounts set forth below in Article 2.

     2.2 Purchase Price: Payment. The Purchase Price (as defined hereinafter) is payable as follows:

          2.2.1  Cash  Consideration.   Cash  in  the  amount  of  ($668,323.80)
     ("Cash").

          2.2.2 Coyote Stock. The aggregate number of shares of Coyote Common Stock ("Shares") to be issued at Closing shall be 198,300, minus the shares paid to Receivables Funding Corporation ("RFC") pursuant to Section 2.3.2, below.

          2.2.3 Earn Out Shares. Sellers may earn additional shares of Coyote Common Stock ("Earn Out Shares") in the amount and pursuant to the terms set forth in the attached Exhibit B.

          2.2.4 Purchase Price. The "Purchase Price" shall be the total of the 2.2.1, 2.2.2 and 2.2.3.

          2.2.5 Distribution of Shares. The Shareholders consent to the Shares to be issued at Closing as follows: (1) 10% to Buchert; and (2) 90% to Legendre. The Earn Out Shares shall be issued as follows: (1) 10% to Buchert; (2) 50% to Legendre, and (3) 40% to GT.

          2.2.6 Payment of Cash. Payment of the Cash shall be in U.S. Dollars. The Cash shall be paid by Coyote to Sellers at the Closing by wire transfer in immediately available funds to such accounts in such banks as each of Shareholders shall reasonably designate in writing to Coyote, in the following percentages: (1) 10% to Buchert; (2) 90% to GT, to which Shareholders expressly consent.

          2.2.7 If INET declares or authorizes any Dividends after December 31, 1997 and prior to the Closing Date, whether or not such Dividends are payable prior to, on or after the Closing Date, the Cash shall be reduced by an amount equal to two times (2x) the aggregate amount of all such Dividends. The payment of salaries and the repayment of any loans made by one or more of the Sellers to INET shall not be deemed to be a Dividend, except to the extent that such payments exceed the amount set forth on
     Schedule 2.2.7.

     2.3 Additional Payments.

          2.3.1 At Closing, Coyote shall pay, on behalf of INET, by cashier's check or similar good funds, the amounts set forth on Schedule 2.3 to those persons designated in that schedule.

          2.3.2 At Closing, Coyote shall pay, by cashier's check or similar good funds $74,258.20 in cash and 19,830 shares of Coyote Common Stock to Receivables Funding Corporation, against delivery of the documents described in Section 7.10.2 below.

          2.3.3 At closing, Coyote will forgive and extinguish all loans and advances made to INET.

     2.4 Transfer of the Shares. At the Closing, against Coyote's delivery of the Cash, Shares and Additional Payments, Shareholders shall sell, transfer, convey, assign and deliver to Coyote, the INET Shares, free and clear of any lien, pledge, charge, transfer tax, or other encumbrance of any nature whatsoever, together with such certificates, stock powers, endorsements, assignments, signature guarantees, and other good and sufficient instruments of transfer and conveyance as shall be necessary or appropriate to vest in or confirm to Coyote all of the right, title and interest of Sellers in and to the INET Shares, all in negotiable form, and with all stock transfer and such other required documentary stamps affixed thereto. Shareholders shall deliver at the Closing certificates representing such shares duly endorsed in blank, in each case in proper form for transfer.

     2.5 Closing. The closing of the Merger under this Agreement shall commence at 1:00 P.M. on September 30, 1998, or as soon thereafter as the conditions to the Closing shall be satisfied or waived as provided for herein at the offices of Coyote Technologies, LLC, Westlake Village, California, or at such other time and place as may be mutually agreed by Coyote and Sellers ("Closing"). All transactions at the Closing shall be considered to take place simultaneously, and no transaction shall be deemed to have occurred until all such transactions are completed. The time and date of the Closing are herein referred to as the "Closing Date". At the Closing the parties shall deliver the documents referred to in Article IX.

     2.6 Share Holdback. Coyote agrees to issue and place 30,000 of the Shares referenced in 2.2.2, to be held in trust by INET's counsel. A maximum of 5,000 shares will be applied, against actual damages, in the event that INET fails to obtain, post-closing the regulatory approvals reflected on Schedule 3.5, the consent to transfer, or waiver of obligation to transfer the material contracts referenced with an asterisk (*) on Schedule 3.16, and the obtaining of the consent referenced in 7.11(f). Absent receipt by counsel of written notice from Coyote of a claim for indemnification pursuant to Article 10 of this Agreement, counsel is authorized to release the Shares to Shareholders on the 120th day after Closing. In the event a claim for indemnification has been made pursuant to Article 10, counsel shall hold the Shares pending resolution of the claim.

                                   ARTICLE III
            REPRESENTATION AND WARRANTIES OF BUCHERT, LEGENDRE AND GT

     Shareholders and INET hereby jointly and severally represent and warrant to Coyote that, except as otherwise provided herein, on the Schedules attached hereto, or any certificate or document delivered pursuant to this Agreement, as of the date hereof:

     3.1 Corporate Existence; Corporate Power; Qualification. Shareholders own directly, or can deliver pursuant to the obligations set forth herein, all the INET Shares. Schedule 3.1 correctly sets forth as to INET, its place of incorporation, principal place of business, jurisdictions in which it is qualified to do business, and the business which it presently conducts. INET is a corporation duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation, with all requisite power and authority and to the knowledge of Sellers, all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local and other governmental authorities and all courts and tribunals, to own, lease, license and use their respective properties and assets and to carry on the business in which it is now engaged. INET is qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which the character of its property or its ownership, leasing, licensing or use of property or assets, or where the nature or the conduct of its business, makes such qualification necessary, except where such failure to qualify will not have a material and adverse effect on INET.

     3.2 Investments; Subsidiaries. Except as described in Schedule 3.2, INET does not own any shares of capital stock of, of have any equity interest whatsoever in, any other corporation, business trust, partnership, association or other business entity.

     3.3 Capitalization. All of the outstanding INET Shares have been duly and validly issued, authorized and are fully paid and non-assessable and are registered in the name of Sellers. Except as set forth on Schedule 3.3, there are no outstanding options, rights, warrants or other securities evidencing the right to purchase any INET Shares from Sellers, or convertible into any INET Shares; and Sellers are not a party to any agreement which grants to any person the right to purchase or otherwise acquire any of the INET Shares or otherwise acquire any securities of INET.

     3.4 Share Ownership. Sellers represent and warrant that they are the lawful owners of, with good title to, all of the INET Shares, which at Closing shall be free and clear of any encumbrances, and the delivery of certificates therefor to Coyote pursuant to the provisions of this Agreement will transfer to Coyote valid, good title thereto, free and clear of all liens, claims, pledges, options, preemptive rights, rights of first refusal and any other encumbrances whatsoever.

     3.5 Authority of Sellers and INET. Sellers and INET have all requisite power and authority to execute, deliver and perform this Agreement. Sellers and INET have taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by Sellers and INET and constitutes the legal, valid, binding obligation of both Sellers and INET, and is enforceable as to each in accordance with its terms except as subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally and subject, as to enforceability, to general principles of equity, including commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity. Except as set forth on Schedule 3.5, to the knowledge of Sellers, no consent, authorization, approval, order, license, certificate or permit of or from or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal is required by Sellers or INET for the execution, delivery and performance of this Agreement. Except as set forth on Schedule 3.16, to the knowledge of Sellers, no consent of any party to any contract, agreement, lease, license, arrangement or understanding to which Sellers or INET are a party, or to which they or any of their properties or rights are subject, is required for the execution, delivery or performance of this Agreement. Except as set forth on Schedule 3.16, the execution and delivery of this Agreement will not violate, result in a breach or conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any such contract, agreement, instrument, lease, license, arrangement or understanding or violate or result in a breach of any term of the articles of incorporation or other charter document (or bylaws of INET) or violate, or to the knowledge of Sellers, result in a breach of or conflict with any law, rule, regulation, order, judgment or decree binding on Sellers or INET or to which any of its operations, business properties or assets are subject.

     3.6 Financial Statements. Sellers have furnished to Coyote the balance sheet of INET as at June 30, 1998, ("Balance Sheet") and the related statements of income and retained earnings for the periods then ended (the Balance Sheet, and related statements of income and retained earnings, including the notes thereto, are collectively referred to as "Financial Statements," copies of which are set forth as Schedule 3.6). The Financial Statements (i) were prepared from the books of account and records of INET and (ii) have been prepared on a consistent basis throughout the periods concerned. INET owns all the assets, rights and properties reflected on the Financial Statements as at June 30, 1998, or acquired after said date, in each case free and clear of all liens, claims, pledges, security interests, and any other encumbrances whatsoever except as indicated on said Financial Statements or on Schedule 3.6.

     Since June 30, 1998, INET has maintained its books and records accurately and, except as set forth on Schedule 3.6, in accordance with generally accepted accounting principles and standards consistent with past practices.

     Except as set forth on Schedule 3.6, the profits (if any) made by INET as reflected on the Financial Statements, and for the period beginning on January 1, 1998 and ending on the Closing Date and the trend of profits thereby shown have not and will not have (except as therein disclosed) been affected by inconsistencies of accounting practice, by the inclusion of non-recurring items of income or expenditure, or by transactions entered into otherwise than in the ordinary course of business.

     3.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected on or reserved against in the Financial Statements, or set forth on
Schedule 3.7 attached hereto, to the best knowledge of Shareholders, INET does not have any liabilities or obligations secured or unsecured (whether accrued, absolute, contingent, determinable, indeterminable, or otherwise) including, without limitation, tax liabilities, whether: (a) incurred in respect of or measured by INET's income for any period prior to the date of the Financial Statements; (b) arising out of transactions entered into prior to the date of the Financial Statements; or (c) arising out of any state of facts existing prior to the date of the Financial Statements, in each case, of a nature that would be required to be reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles consistently applied throughout the periods concerned. If the liabilities listed in items (1), (2),
(3) and (5) of Schedule 3.7 result, in the aggregate, in liabilities in excess of $175,000, Sellers agree to indemnify Coyote for such excess losses, without regard to the minimum stated in 10.5.

     3.8 Tax Matters. Except as set forth on Schedule 3.8, the provision for taxes reflected in the Balance Sheet is sufficient for the payment of all accrued and unpaid federal, state, county, local and all other taxes of INET (including any penalties of interest payable in respect to such taxes), whether or not disputed, for the period prior thereto. INET has filed when due all federal, state and local income tax returns and has filed when due all other returns with respect to taxes (including, without limitation, sales and excise taxes however termed) which are required to be filed with the appropriate authorities of the State of California and of any other jurisdiction where business is transacted by INET or where such returns are required to be filed. All amounts, if any required to be paid, as shown on such returns, and any amount due and owing with respect thereto, have been paid by INET. All items and entries provided for or reflected in such returns are correct and are made on a proper basis. None of the federal income tax returns of INET have been audited by the United States Internal Revenue Service. Except as shown on Schedule 3.8, there are no currently pending or proposed audits of INET or Sellers with respect to INET by any taxing authority and Sellers have not received any notice of audit or investigation with respect to INET for any year.

     3.9 Accounts and Notes Receivable. The accounts and notes receivable of INET shown on the Balance Sheet, and the accounts and notes receivable resulting from sales by INET subsequent to December 31, 1997 and prior to Closing are bona fide and have arisen in the ordinary course of business.

     3.10 Real and Other Property.

          3.10.1 Attached, as Schedule 3.10.1 is a true and complete list and description of all real and other properties (other than personal property covered under Section 3.11 below) owned, leased or under license to INET. All of the leases or other agreements for the utilization of real property listed in said Schedule are valid and in full force. INET has not breached any covenant or received any notice of its default of any such lease, and, to Sellers' knowledge, there does not exist any condition or fact which with the lapse of time or the giving or failure to give notice would constitute a default by Sellers under any such lease.

          3.10.2 Except as otherwise specified in Schedule 3.10.1, or except to an extent which does not materially and adversely affect the business, operations or property of INET, taken as a whole, (i) INET does not occupy and is not dependent on the right to use the property of others except under valid and enforceable leases, contacts or other agreements, (ii) to the best knowledge of Sellers, all buildings leased by INET conform with all applicable ordinances, regulations and zoning or other laws and do not encroach on property of others, and (iii) there are, to Sellers' best knowledge, no pending or threatened change of any such ordinance, regulation or zoning or other law, and there is no threatened condemnation of any such property.

          3.10.3 Except as shown on Schedule 3.10.3, all real and other tangible properties and assets (other than personal property covered under Section
     3.11 below) owned, leased or under license to INET are in good and usable condition (normal wear and tear which is not such as to affect materially and adversely the operation of the business of INET).

          3.10.4 The real and other properties owned, leased or under license to INET constitute all such properties and assets which are necessary to the business of INET as presently conducted.

     3.11 Personal Property. Attached hereto as Schedule 3.11 is a complete and accurate list describing and specifying the location of all trucks, automobiles, machinery, equipment, furniture, supplies, and all other tangible property owned by, in the possession of, or used by INET in connection with its business and a list and brief description of all leases or agreements under which INET leases, holds or utilizes any such property not owned by it, in each case with a value of over five thousand dollars ($5,000.00) per item. To the best knowledge of Sellers, the property listed in Schedule 3.11 constitutes all of the tangible personal property necessary for the conduct by INET of its business as now conducted. Except as set forth in Schedule 3.11, no personal property used by

INET in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of INET.

     Except as set forth in Schedule 3.11, (i) INET has a valid leasehold interest in the leased property listed therein, (ii) INET has good title to all of the personal property and assets used in connection with its business, in each case free and clear of any rental contract or leasehold interests and of all liens, security interests or other encumbrances. Each lease listed on
Schedule 3.11 is valid and binding, INET has not breached any covenant or received any notice of any default of any such lease, and to Sellers' knowledge, there does not exist any condition of fact which with the lapse of time or giving of notice or failure to give such notice would constitute a default by Sellers under any such lease.

     3.12 Employee Benefit Plans.

          3.12.1 Definitions.

               (A) The term "Employees" shall mean all current employees, former employees and retired employees of INET and any predecessor, and the term "Employee" shall mean any of the Employees.

               (B) The term "Employee Benefit Plan" means any employee benefit plan as defined in section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by INET or any predecessor and which provides benefits to Employees.

               (C) The term "Benefit Arrangement" shall mean any life and health insurance, hospitalization, savings, bonus, deferred condensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit contract, collective bargaining agreement, individual employment consultancy or severance contract, or any other policy or practice of INET or any predecessor providing compensation or benefits to Employees, other than Employee Benefit Plants.

          3.12.2 Schedule 3.12 lists all Employee Benefit Plans and all Benefit Arrangements of INET or any predecessor.

          3.12.3 Except as shown on Schedule 3.12 INET has not and is not obligated to contribute to any, and has not been obligated to contribute to any Employee Benefit Plans with respect to the employees.

          3.12.4 INET does not and has not maintained or contributed to any retiree life, retiree health insurance, or retiree disability plan that is an Employee Benefit Plan or which is a "welfare benefit plan" within meaning of ERISA, as amended, with respect to the Employees and which provides for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

          3.12.5 INET has no liability by reason of the operation or existence of any Employee Benefit Plan maintained or contribute to with respect to the Employees except as set forth on Schedule 3.12.

          3.12.6 All liabilities for Benefit Arrangements and Employee Benefit Plans required to be reflected in the Financial Statements are properly reflected therein.

     3.13 Minute Books, Stock Record Books. The minute books of INET contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors, except where such failure would not have a material adverse effect on INET. The stock ledgers and stock transfer books and the minute book records of INET relating to all issuance's and transfers of stock by INET and all proceedings of the Stockholders and Board of Directors and committees thereof of INET since its incorporation are the original stock ledgers and stock transfer books and minute book records of INET or exact copies thereof.

     3.14 Patents, Trademarks, Copyrights and Other Proprietary Rights. Except as set forth on Schedule 3.14, INET owns, is permitted to use, or is licensed under all Proprietary Rights (if any, used by it in its present business) except where such failure would not have a material adverse effect on INET. Proprietary Rights include, but are not limited to, all computer software, software programs, patents, processes, formulae, registered trademarks, trademarks, registered copyrights, copyrights, registered trade names, trade names, trade secrets, inventions, drawings, designs, mask work, marketing and sales information and customer lists. In addition, Proprietary Rights consist of Know-How, Technical Information and Proprietary Information (as those capitalized terms are defined below). Except as set forth on Schedule 3.14, to the knowledge of Sellers, the operation of INET as it is currently conducted does not infringe or misappropriate, and no one has asserted that such operation, as now or heretofore conducted, infringes of misappropriates, any rights of any third party.

     The undefined capitalized terms used in the preceding paragraph shall have the following meanings:

          "Know-how" shall mean all factual knowledge or information acquired over time by Sellers or INET, with respect to the use, marketing or sale of INET's products, whether or not in graphic or printed form, which may not be capable of precise, separate description, but which, in an accumulated form, gives to INET an ability to design, produce and market its products with an accuracy, precision, quality or efficiency which another party would lack.

          "Technical Information" shall mean (i) all scientific, technical and other information existing in graphic or printed form, including but not limited to drawings, blueprints, design information, diagrams, charts, and other data and information, including any information embodied in any patents, patent rights, or patent applications and printed material relating to the products of INET disseminated to distributors or customers of INET and (ii) all production processes, manufacturing know-how, design information and trade secrets, whether on not in writing, that are connected with the design or production of INET's products and that Sellers, INET, own or control.

          "Proprietary Information" shall mean all Technical Information, Know-How, and all other information which is designated as proprietary by INET or Sellers and is not provided by INET to others except on a confidential basis, regardless of whether such information is patentable or otherwise protectible or whether such information constitutes or contains trade secrets; provided that "Proprietary Information" shall not include information which is publicly available, or readily available from parties unaffiliated with INET or Sellers other than as a result of a breach of this Agreement or breached of other agreements between them or their affiliates and third parties.

          To the best of Seller's knowledge, neither any stockholder, any director, officer or employee of INET, any relative or affiliate of any stockholder or of any such director, officer or employee nor any other corporation or enterprise in which any stockholder or any such director, officer, employee or any such relative or affiliate had or now has a five percent or greater equity or voting interest or other substantial interest possesses any Proprietary Right which relates to the business of INET.

     3.15  Customers and Sales.  To Sellers'  knowledge,  except as set forth on
Schedule 3.15, neither Sellers nor INET has any information, or is aware of any facts, that customers of INET, as shown on its books and records made available to Coyote, intend to cease doing business with INET or, alter the amount of business they presently do with INET such that it would be material as to INET's business taken as a whole, subject to Coyote's knowledge that INET's customer base consists of many customers and it is constantly changing and will continue to do so.

     3.16 Contracts, Agreements and Plans. Schedule 3.16 accurately and completely sets forth the information required to be contained therein with respect to INET as set forth in this Section. Sellers have shown to Coyote the following: (i) true and correct copies of all the contracts, agreements, and instruments referred to in Schedule 3.16; (ii) true and correct copies of all leases and licenses referred to in Schedule 3.10.1, 3.10.3 or 3.16; and (iii) true and correct copies of all supply, distribution, agency, financing, or other arrangements or understandings referred to in Schedule 3.16. To the knowledge of Sellers, no party to any such contract, agreement, instrument, lease, of license is now, or has given notice that in the future it expects to be, in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Neither INET nor to the knowledge of Sellers, any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of that arrangement or understanding. Except as set forth on Schedule 3.16. The execution, delivery, and performance of this Agreement will not result in a breach of any such arrangement or understanding in any way. INET is not a party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or, to the knowledge of Sellers, would in the future have a material adverse effect on the financial condition, results of operations, business, properties, assets or liabilities of INET. INET has not within the last five years engaged in, is engaging in, or, pursuant to the business plan disclosed to Coyote, plans to enter into any transaction, contract, agreement, lease, license, arrangement, or understanding with any director, officer, or employee of shareholder of INET or Sellers (except for employment or compensation arrangements described in Schedule 3.17), or any relative or affiliate of such stockholder, director, officer, or employees, or of any other corporation or enterprise in which any such stockholder, director, officer, or employee, or any such relative or affiliate then had or now has a 5% or greater equity, voting or other substantial interest, other than contracts and agreement listed and so specified in Schedule 3.16. Except for the contracts, agreements, plans and commitments listed and briefly described in the

Schedules attached hereto, or any other Schedule referred to in this Agreement, INET is not a party to or subject to any or the following, whether written or oral:

          3.16.1 Any management or employment contract or material contract for services which is not by its terms terminable by INET at will without material charge or penalty;

          3.16.2 Any profit-sharing, bonus, stock option, pension, retirement, stock purchase, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former director, officer, employee, consultant, stockholder or the like of INET;

          3.16.3 Any marketing agreement, sales representative or distributor agreement, or similar plan or agreement;

          3.16.4 Any plan, contract or arrangement providing for insurance on or for any current or former officer, consultant, director, employee or member of their families;

          3.16.5 Any collective bargaining agreement or similar contract or agreement with any labor organization;

          3.16.6 Contracts, commitments or agreements, other than in relation to the purchase of inventory in the ordinary course, any one of which involve expenditure by INET after the date hereof of more than fifteen thousand dollars ($15,000.00);

          3.16.7 Any contract or agreement containing covenants by INET not to compete in any line of business with any person;

          3.16.8 Any contract, agreement, arrangement or understanding upon which any part of the business of INET is dependent, or which materially and adversely affects the business, property or condition (financial or otherwise) of INET;

          3.16.9 Any contract or commitment of any other nature with any current or former director, officer or employee of INET or any affiliate of any such director, officer or employee;

          3.16.10 Any contract or commitment for charitable contributions aggregating in excess of five thousand dollars ($5,000.00) for all such contracts or commitments;

          3.16.11 Any contracts or commitment for capital expenditures in excess of fifteen thousand dollars ($15,000.00) in the aggregate; or

          3.16.12 Any license, or right of use agreement regarding patents, trademarks, trade names, copyrights or proprietary rights of third parties.

          3.16.13 Any other material contracts or commitments not made in the ordinary course of its business.


     3.17 Certain Salaried Employees. Schedule 3.17 contains a list of the names and annual salary rates of all present directors and officers of INET and of all employees or consultants of INET whose annual rate of compensation is thirty thousand dollars ($30,000.00) or more, together with a notation of those entitled to commissions or bonuses of any kind.

     3.18 Loan and Credit Agreements, etc. Schedule 3.18 contains a list of all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements, guarantees, or similar instruments to which INET is a party and all amendments or modifications thereto and are accompanied by true and correct copies thereof, including all ancillary documents. INET is not in default under any of such agreements or instruments, and there does not exist any condition or fact which with the lapse of time or the giving of notice of the failure to give notice would constitute a default under any such agreement or instruments.

     3.19 Insurance. The assets, properties and business of INET are and have been continuously insured under various policies of general liability, products liability, and other form of insurance (other than health insurance), as set forth on Schedule 3.19 hereto. INET has not failed to give any notice or present any claim under any such policy, and all existing notices and claims are listed on Schedule 3.19. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by INET or Sellers. There are no outstanding unpaid premiums or claims due as of the date hereof, and there are no provisions for retroactive or retrospective premium adjustments. Neither INET nor Sellers has knowledge of any state of facts or the occurrence of any event relating to INET which is likely to materially increase the insurance premiums payable under any such policy. Schedule 3.19 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business of and operations of INET. There has been no default in the payment of premiums on any such policy; there is no grounds for cancellation or avoidance of any coverage thereof or for reduction of the coverage provided thereby. To the best knowledge of Sellers, such policies are in amounts and are upon terms commercially reasonable with respect the protection of the business of INET against risk, including but not limited to, risk of claims involving personal injury or property damage caused by or related to the use of products manufactured on sold by INET.

     3.20 Compliance with Laws. INET has complied with each, and is not in violation of, any law, rule or regulation to which it or its business, operations, assets or properties are subject and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of its assets and properties or to the conduct of its business, which noncompliance, violation or failure to obtain or adhere to would materially and adversely affect its business, operations, assets, properties, prospects or condition (financial or otherwise). Neither INET nor Sellers, nor any officer, employee, or agent authorized by and acting pursuant to the authority granted by INET, nor to the Sellers' best knowledge, any consultant to INET acting on authority granted by INET, has unlawfully offered, paid or agreed to pay, directly or indirectly, on behalf of or for INET, any money or anything of value to, or for the benefit of, any individual who is or was candidate for public office (other than lawful campaign contributions), or any official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of INET. INET has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds, which have been and are reflected in its normally maintained books and records. Neither INET not Sellers has directly or indirectly established or maintained any unlawful or unrecorded fund of corporate monies or other corporate assets or made any false or fictitious entry on the books and records of INET.

     3.21 Litigation. Except as specified in Schedule 3.7 attached hereto, there are no actions, claims, suits or proceedings pending or, to Sellers' knowledge, threatened against or affecting INET, its officers or directors, in their capacity as such or any of its property, assets or business, nor has any complaint been filed against INET with any governmental agency, and Sellers know of no reasonable basis for the assertion of any such action, claim, suit or proceeding and neither INET nor Sellers is subject to any judgment, award, order or decree or is involved in any governmental action or any proceeding in which relief is sought naming INET or Sellers, which materially and adversely affects INET in the operation of its business or its assets or which would prevent, hamper or make illegal the transactions contemplated by the Agreement.

     3.22 Absence of Certain Changes or Events Since June 30, 1998. Except as otherwise disclosed on Schedule 3.22, or in any Schedules attached hereto, INET has not, since June 30, 1998:

          3.22.1 Issued any shares or any options or any other rights for the issue or purchase of shares or other securities of, or any securities convertible into, securities of INET;

          3.22.2 Incurred any liability (absolute or contingent) in excess of five thousand dollars ($5,000.00) except, current liabilities incurred under contracts enter into, in the ordinary course of business;

          3.22.3 Discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent) other than liabilities shown on its Balance Sheet as of that date or liabilities incurred since the date of said Balance Sheet in the ordinary course of business;

          3.22.4 Declared or paid any dividend or made any other distribution to its stockholders or purchased any of its stock;

          3.22.5 Reclassified its shares;

          3.22.6 Mortgaged, pledged or subjected to any lien, claim, security interest or encumbrance of any kind, any of its assets, tangible or intangible, except liens for current property taxes not yet due and payable and those encumbrances which arise by operation of law;

          3.22.7 Sold, assigned, or transferred any of its tangible assets or canceled any debts or claims (except in the ordinary course of business);

          3.22.8 Sold, assigned or transferred any contracts, licenses, patents, trademarks, trade names, copyrights or other intangible assets other than in the ordinary course of business;

          3.22.9 Suffered any extraordinary losses or waived any rights of substantial value;

          3.22.10 Made or agreed to make any changes in the compensation of any director, officer, employee or consultant involving compensation of more than five thousand dollars ($5,000) per year;

          3.22.11 Made or agreed to make any changes in the compensation of all or substantially all of employees of INET;

          3.22.12 Incurred or agreed to incur any other expenses, other than in the ordinary course of business, in excess of five thousand dollars ($5,000.00) in the aggregate;

          3.22.13 Advanced or agreed to advance funds in excess of five thousand dollars ($5,000.00) in the aggregate to any person except in the ordinary course of business;

          3.22.14 Entered into any other transaction which is material except in the ordinary course of business.

     3.23 Condition of INET. Other than as set forth on Schedule 3.23, since June 30, 1998, there has not been any material change in the condition, financial or otherwise, of INET other than changes occurring in the ordinary course of business, which changes occurring in the ordinary course of business have not materially and adversely affected the business, properties or financial condition of INET. To the best of Sellers' knowledge, there are no conditions existing with respect to INET's products, services, clients, customers, facilities, personnel or suppliers which are known to INET which would materially and adversely affect the business operations or prospects of INET as represented to Coyote in the business plan of INET presented to Coyote (attached as Schedule 3.23) other than such conditions as may affect as a whole the industry in which INET operates. Sellers and INET have used their best efforts to keep available for Coyote the services of the officers and employees of INET. It is understood that INET and Sellers make no representation relating to the business of INET as it may be affected in the future by political, economic, or industry matters of general application.

     3.24 Bank Accounts. Attached hereto as Schedule 3.24 is a list setting forth the name of each bank or other financial institution in which INET has an account or a safe deposit box and the names of all persons having authorization to draw thereon or having access thereto.

     3.25 Environmental.

          3.25.1 Except as set forth in Schedule 3.25, INET and the Shareholders, with respect to INET, is and has at all times been in full compliance with all Environmental Laws governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the discharge and handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting with respect to Hazardous Substances; (iii) all requirements with respect to Hazardous Substances relating to obtaining and maintaining Licenses (as defined herein) for the ownership by INET of its properties and assets and the operation of its business as presently conducted or the ownership by INET; and (iv) all applicable writs, orders, judgments, injunctions, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

          3.25.2 Except as set forth in Schedule 3.25, there are no (and to the knowledge of the Shareholders and INET, there is no) basis for any non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or threatened against or involving INET, its business, operations, properties or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to INET thereunder in connection with, related to or arising out of the ownership by INET of its properties or assets or the operation of its businesses, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on Coyote or any surviving corporation in the event that the transactions contemplated by this Agreement are consummated. 3.25.3 Except as set forth in Schedule 3.25, neither INET nor the Shareholders has at any time Handled or Discharged, nor has it at any time allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any parcel of real property owned or leased at any time by INET, except in compliance with applicable Environmental Laws; or (iii) any site which, pursuant to CERCLA or any similar state law (a) has been placed on the National Priorities List or its state equivalent, or (b) the Environmental Protection Agency or any relevant state agency has notified any of the Acquired Entities that it has proposed or is proposing to place on the National Priorities List or its state equivalent.

          3.25.4 For purposes of this Section, the following terms shall have the meanings ascribed to them below:

               "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

               "Environmental Laws" means all federal, state, regional, or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses issued, or promulgated, any of which govern, purport to govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, occupational, health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, licenses, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (herein, collectively, "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (herein, collectively "RCRA"); the Hazardous Materials Transportation Act; as amended, 49 U.S.C. Section 1801, et seq. (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C.
          Section 1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended 42 U.S.C. Section 7401-7642, (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., (the "Toxic Substances Control Act"); the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA").

               "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such items may further be defined in any Environmental Law.

               "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law or which are listed or controlled by, under or pursuant to any Environmental Law.

               "Licenses" means, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.

     3.26 Labor. To the knowledge of Sellers: (i) INET is in compliance in all material respects with all material applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) INET is not engaged in any unfair labor practice. There is no labor strike, dispute, slowdown or stoppage pending (or, to the knowledge of INET, any labor strike, dispute, slowdown or stoppage threatened) which has or poses a substantial risk of a material adverse effect upon the condition of INET (financial or otherwise) or the results of operations or prospects of INET. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of INET.

     3.27 Taxes. Shareholders represent and warrant that they will file all federal, state and foreign tax returns and notices that they are required to file as a result of the merger and the receipt of proceeds thereof, that all taxes due and owing by Shareholders from the sale will be paid, and that Coyote will be fully indemnified for any breach of this commitment.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF COYOTE

     Coyote hereby represents and warrants to Sellers as follows:

     4.1 Incorporation; Corporate Power. Coyote is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its properties and conduct its business as such business is now conducted. Coyote is qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which the character of its property or its ownership, leasing, licensing or use of property or assets, or where the nature or the conduct of its business, makes such qualification necessary, except where such failure to qualify will not have a material and adverse effect on Coyote.

     4.2 Due Authorization of Agreement; No Conflict with Other Instruments. Coyote has taken all necessary and required action to authorize, ratify and approve this Agreement, the consummation of the transactions contemplated hereby and the performance by Coyote of all the terms and conditions hereof on the part of Coyote to be performed. This Agreement has been duly executed and delivered by duly authorized officers of Coyote and constitutes a valid and binding obligation of Coyote enforceable in accordance with its terms and conditions subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally and subject, as to enforceability, to general principles of equity, including commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and provisions hereof do not and will not (i) violate any applicable law or regulation or any provision of any judicial or administrative order, award, judgment or decree applicable to Coyote or (ii) conflict with any of the terms, conditions or provisions of the Certificate or Incorporation or Bylaws of Coyote, of (iii) conflict with, result in the breach of or constitute a default under any mortgage, indenture, agreement or other instrument to which Coyote is a party of by which it is bound.

     4.3 Authorization and Delivery of Shares. Coyote shall cause to be delivered to the Shareholders the number of Shares of Coyote common stock required under this Agreement. All Shares of Coyote common stock required to be delivered hereunder will at the time of such delivery be duly authorized and validly issued, fully paid and nonassessable, with all requisite Federal, state and local transfer taxes fully paid, free and clear of all liens, pledges, encumbrances, claims, equities and conditions enforceable by third parties (except to the extent, if any, that the Investment Letter, hereinafter referred to, constitutes such a condition). For purposes of paying the shares contemplated by the Earn-Out Exhibit B, Coyote warrants that it will keep a sufficient number of authorized shares of common stock reserved through the end of July, 2001, and further warrants that, to the extent necessary to allow Shareholders to sell their Shares of Coyote Common Stock, under Rule 144, Coyote will remain current in its Securities filings.

     4.4 Governmental Consents. Except as set forth in Schedule 4.4 or elsewhere herein, no material consent, approval, or authorization of, or exemption by, or filing with, any governmental or regulatory authority is required to effect the execution, delivery, and performance of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, that Sellers is required to obtain or make.

     4.5 Absence of Material Changes. Except as set forth in its latest filings with the Securities and Exchange Commission or Schedule 4.5, there are no lawsuits, government proceedings or investigations pending or threatened against Coyote which if determined adverse to Coyote would have a material and adverse effect on Coyote, and there have been no material changes in the capital structure or financial performance of Coyote.

                                    ARTICLE V
          COVENANTS AND AGREEMENTS OF SELLERS AND INET PENDING CLOSING

     Sellers and INET jointly and severally hereby covenant and agree with Coyote that:

     5.1 Access to Records. From and after the date of this Agreement through the Closing Date, Sellers shall give, and shall cause INET to give, to the officers, independent accountants, attorneys and other accredited representatives of Coyote free and full access at reasonable times, upon reasonable notice, upon the premises of INET, to (i) the properties, books, records and all documents of or relating to INET, including any such records relating to INET that may be in the possession or custody of Sellers, (ii) the audit work papers and other records of INET of the independent accountants or INET; and (iii) such additional financial and operating data and other information concerning the business and properties of INET as Coyote shall from time to time reasonably request in writing, and shall provide adequate copying facilities; all in order that Coyote may have full opportunity to make such investigation as it shall reasonably desire of the condition and affairs of INET.

     5.2 Compliance with Agreements; Preservation of Business. Sellers shall use their reasonable best efforts through the Closing Date to (i) cause INET and its officers and employees to comply with all applicable provisions and conditions of this Agreement, (ii) maintain and preserve and cause INET and its officers and employees to maintain and preserve the properties and business of INET with its customers, employees, suppliers and others having business relationships with INET, and (iii) cause the business of INET to be conducted diligently and only in the ordinary course.

     5.3 Conduct of Business. Sellers will use their best efforts, and Sellers will cause INET to use its best efforts, to conduct their affairs so that at Closing no representation or warranty of Sellers or INET will be inaccurate in any material respect. No covenant or agreement of Sellers will be breached and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of INET or Sellers.

     5.4 Execution of Documents. Sellers will execute and deliver, or cause to be executed and delivered, such additional of further transfers, assignment, endorsements and other instruments as Coyote may reasonably request in writing for the purpose of carrying out this Agreement.

     5.5 Insurance. Through the Closing Date, Sellers will cause INET to continue to carry its existing insurance, subject to variations in amount required by the ordinary operation of its business.

     5.6 Consents and Approvals. Immediately upon the execution of this Agreement, Sellers shall make any and all appropriate filings and shall use its reasonable best efforts to obtain or make at the earliest practicable date and in any event before the Closing, all consents, governmental approvals and filings necessary to the consummation of the transactions contemplated hereby which are necessary to be obtained or made by Sellers and INET or which are reasonably requested by Sellers.

     5.7 Advice of Changes. Until the Closing or the earlier rightful termination of this Agreement, INET and Sellers will immediately provide Coyote detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge in which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or any Schedule hereto and which (if existing and known at any time prior to or at the Closing) would make the performance by any Party of a covenant contained in the Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence or which (if existing and known at the time of the Closing) would cause a condition to any Party's obligations under this Agreement not to be fully satisfied.

     5.8 Best Efforts. Between the date hereof and the Closing Date, Sellers shall use their reasonable best efforts (i) to fulfill the conditions set forth in Article VII hereof and (ii) to cause the representations and warranties set forth in Article III hereof to remain true and correct. Notwithstanding the foregoing, Coyote's obligation to close hereunder shall not arise unless and until Sellers shall have fulfilled completely the conditions and obligations of Sellers contained in Article VII and the subsections thereof.

     5.9 Confidentiality. Sellers will not, subsequent to Closing, disclose to anyone other than officer, advisors or agents of Coyote any confidential information concerning the business, accounts, finance, or contractual arrangements or any other dealings or transaction or affairs of INET. The terms and conditions of the Agreement shall be treated as confidential by all Parties, except, in each case, such information may be disclosed (i) where necessary to lenders and to any regulatory authorities or governmental agencies; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available other than as the result of an unauthorized disclosure by Coyote; or
(iv) if it is otherwise contemplated herein.

                                   ARTICLE VI
             COVENANTS AND AGREEMENTS OF COYOTE PENDING THE CLOSING

     Coyote covenants and agrees that, except as otherwise consented to in writing by Sellers, prior to the Closing:

     6.1 Consent and Approvals. Immediately upon the execution of this Agreement, Coyote shall use its reasonable best efforts to obtain or make at the earliest practicable date and in any event before the Closing, all consents, governmental approvals and filings necessary to the consummation of the transactions contemplated hereby which are necessary to be obtained or made by Coyote or which are reasonably requested by Sellers.

     6.2 Full Disclosure. Until the Closing, Coyote shall, upon written request, provide Sellers, its officers, counsel, agents and other authorized representatives with such information and documentation concerning Coyote as may be reasonably necessary for Sellers to verify performance of and compliance with Coyote's representations, warranties, covenants and conditions herein contained.

     6.3 Confidentiality. Unless and until the transactions contemplated hereby have been consummated or this Agreement is terminated pursuant to the terms contained herein, Coyote shall, and shall cause its officers, counsel, agents and other authorized representatives and affiliated parties to, hold in strict confidence, and not disclose to any other person or use in any way except in connection with the transactions contemplated hereby, without the prior written consent of Sellers, any information obtained from Sellers in connection with the transactions contemplated by this Agreement, except such information may be disclosed (i) where necessary to lenders and to any regulatory authorities or governmental agencies; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available other than as the result of an unauthorized disclosure by Coyote; or (iv) if it is otherwise contemplated herein.

     6.4 Best Efforts. Between the date hereof and the Closing Date, Coyote shall use its reasonable best efforts (i) to fulfill the conditions set forth in
Article VIII hereof and (ii) to cause the representations and warranties set forth in Article IV hereof to remain true and correct.

     6.5 Advice of Changes. Until the Closing or the earlier rightful termination of the Agreement, Coyote will immediately provide Sellers and INET detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to the Agreement or any Schedule hereto and which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence or which (if existing and know at the time of the Closing) would cause a condition to any party's obligation under this Agreement not to be fully satisfied.

                                   ARTICLE VII
             CONDITIONS PRECEDENT TO OBLIGATIONS OF COYOTE TO CLOSE

     All obligations of Coyote under this Agreement are subject to the fulfillment, prior to or at the Closing, of all of the conditions precedent set forth below. If Coyote in its reasonable judgment believes that Sellers are not in compliance, or are not likely to be in compliance with any of the following conditions, Coyote shall promptly notify Sellers in writing and give Sellers five (5) business days to cure such non-compliance.

     7.1 Satisfaction of Coyote's Counsel. All actions, proceedings, instruments, opinions and all other related legal matters, shall be satisfied in form and substance to Counsel for Coyote in the exercise of reasonable judgment.

     7.2 Representations and Warranties. All representations and warranties of Sellers or INET contained in this Agreement shall be accurate in all material respects when made and in addition shall be accurate in all material respects as of the Closing as though such representations and warranties were then made in exactly the same language by Sellers and, except as otherwise set forth herein, regardless of knowledge or lack thereof on the part of Sellers. Coyote shall have received a certificate signed by the Chief Executive Officer of INET dated the Closing Date substantially in the form of Schedule 7.2.

     7.3 Performance by Sellers. Sellers shall have performed and complied in all material respects with each and every covenant, agreement and condition required by the Agreement to be performed or complied with by them prior to or on the Closing Date.

     7.4 Employment Contracts. Buchert and Legendre shall have executed the Employment Agreements attached as Exhibits C1 and C2, respectively.

     7.5 Articles of Incorporation and Bylaws. Sellers shall have delivered to Coyote a copy of the Articles of Incorporation and a Certificate of Good Standing for INET, certified by the Secretary of State of California not more than five (5) days prior to the Closing Date, and a copy of INET's Bylaws, certified by the Secretary of INET as of the Closing Date.

     7.6 Opinion of Selle's Counsel. Sellers shall have delivered to Coyote an opinion of counsel to Sellers, dated the Closing Date, satisfactory in form and substance to Coyote and its counsel, to the effect that:

          7.6.1 Sellers and INET, respectively, have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by them.

          7.6.2 This Agreement has been duly authorized, executed and delivered by Sellers and INET and, assuming due authorization, execution and delivery by Coyote, is the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

          7.6.3 All of the issued and outstanding INET Shares has been validly issued, are fully paid and nonassessable and are registered in the stock register of INET in the name of Sellers.

     In rendering such opinion, such counsel may rely to the extent such reliance is reasonable (i) as to factual matters upon certificates and other documents furnished by INET or Sellers, by officers or directors of either Sellers or INET or by governmental official; (ii) opinions of local counsel, and
(iii) upon such other documents and information as such counsel may deem appropriate and reasonable as a basis for such opinion. Such opinion may be limited to the laws of the State of California, federal laws of the United States and contain customary qualifications and exceptions.

     7.7 Legal Actions. There shall not have been instituted or threatened any legal proceeding relating to or seeking to prohibit or otherwise challenge consummation of transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

     7.8 Other Consents or Information Needed. Sellers shall have obtained and provided to Coyote, at or prior to the Closing, all the consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party or to which any of their respective business properties or assets are subject.

     7.9 Closing Documents. Sellers shall have delivered to Coyote at Closing all of the Documents set forth in Section 9.1 and such other documents as Coyote may reasonably request in writing at least two business days prior to Closing.

     7.10 Releases. Coyote shall have received releases, which shall be satisfactory in form and substance to counsel for Coyote in the exercise of its reasonable judgment, from the following:

          7.10.1 Individuals and Companies. (a) Julia Panama (b) Genevieve Gombert (c) Scott Nauert (d) Claude Buchert (e) Helene Legendre (f) Master Communications (g) Renault Callet/Gilcrest

          7.10.2 Cancellation and Consent.

               (a) Receivables Funding Corporation shall have cancelled and extinguished any rights under the Warrant Agreement dated February 13, 1996 or any other agreement or instruments convertible into equity of INET, and consented to the assignment to the surviving Corporation all lines of credit of any other contracts or debt instruments, in place with INET without imposing any charges or penalties.

     7.11 Closing Certificate. Coyote shall have received a certificate dated the Closing Date and signed by officers of INET and Sellers certifying, as appropriate, the satisfaction of the conditions set forth in this Article VII.

     7.12 Subscription Agreement. Coyote shall have received from each Seller and Receivables Financing Corporation signed subscription agreements attached hereto as Exhibit D ("Subscription Agreement") and such other documents as Coyote may reasonably request in connection therewith.

                                  ARTICLE VIII
             CONDITION PRECEDENT TO OBLIGATIONS OF SELLERS TO CLOSE

     All obligations of Sellers under this Agreement are, at Sellers' option, subject to the fulfillment, prior to or at the Closing, of the conditions precedent that all actions, proceedings, instrument, opinions and documents required to carry out this Agreement or incident thereto, and all other related legal matters, shall be satisfactory in form and substance to counsel for Sellers. If Sellers, in its reasonable judgment, believes that Coyote is not in compliance or is not likely to be in compliance with the following conditions, Sellers shall promptly notify Coyote in writing five (5) business days to cure such non-compliance.

     8.1 Satisfaction of Sellers' Counsel. All actions, proceedings, instruments, opinions and all other related legal matters, shall be satisfactory in form and substance to counsel for Sellers in the exercise of its reasonable judgment.

     8.2 Representations and Warranties True. The representations and warranties contained in Article IV hereof and in all certificates delivered by Coyote to Sellers pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the closing Date and shall then be true and accurate in all material respects. INET shall have received a certificate signed by an Executive Officer of Coyote dated the Closing Date substantially in the form of Schedule 8.2.

     8.3 Performance of Covenants. Coyote shall have performed and complied in all material respects, with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     8.4 No Governmental or Other Order. No order of any court or administrative agency shall be in effect, which restrains or prohibits the transactions contemplated hereby.

     8.5 Opinion of Coyote's Counsel. Coyote shall have delivered to Sellers an opinion of counsel to Coyote, dated the Closing Date, in a form satisfactory to Seller and its counsel, to the effect that:

          8.5.1 Coyote has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it.

          8.5.2 This Agreement has been duly authorized, executed and delivered by Coyote and, assuming due authorization, execution and delivery by Sellers and INET, is the legal, valid and binding obligation of Coyote enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

          8.5.3 No consent, approval or authorization of any governmental or regulatory authority is required in connection with the execution and delivery by Coyote of this Agreement or the consummation by Coyote of the transactions contemplated hereby to be performed by them other than such as may have been obtained.

          8.5.4 The Shares of Coyote being issued pursuant to this Agreement will be duly authorized and validly issued and are fully paid and non-assessable.

     In rendering such opinion, such counsel may rely to the extent such reliance is reasonable (i) as to factual matters upon certificates and other documents furnished by Coyote, by officers or directors of Coyote or by governmental official; (ii) opinions of local counsel, and (iii) upon such other documents and information as such counsel may deem appropriate and reasonable as a basis for such opinion. Such opinion may also be limited to the federal laws of the United States and the law of such jurisdiction in which counsel is licensed.

     8.6 Closing Certificate. Sellers shall have received a certificate dated the Closing Date and signed by officers of Coyote certifying as appropriate as to the satisfaction of the conditions set forth in this Article VIII

     8.7 Legal Actions. There shall not have been instituted or threatened any legal proceeding relating to or seeking to prohibit or otherwise challenge consummation of transactions contemplated by the Agreement or to obtain substantial damages with respect thereto.

                                   ARTICLE IX
                      DOCUMENTS TO BE DELIVERED AT CLOSING

     9.1 Documents to be Delivered by Sellers. At or prior to the Closing, Sellers shall deliver, or cause to be delivered, the following:

          9.1.1 Share certificates and transfer forms for the INET Shares.

          9.1.2 Minute Books of INET.

          9.1.3 Bylaws of INET.

          9.1.4 Stock Ledgers and Stock Transfer Books of INET.

          9.1.5 A certificate dated as of the Closing Date signed by the Chief Executive Officer of INET, certifying that the conditions set forth in Sections 7.2 and 7.11 have been satisfied.

          9.1.6 The opinion of counsel called for in Section 7.6

          9.1.7 A letter of direction from Sellers regarding direction for payment of the Cash and Additional Payments.

          9.1.8 INET Secretary's Certificate and a certificate copy of the Certificate of Incorporation of INET as described in Section 7.5.

          9.1.9 Copies of the resolutions of the board of directors of INET with respect to their authority to enter into and consummate the transactions contemplated hereunder

          9.1.10 The releases and warrant cancellation and consent called for by
     Section 7.10.

          9.1.11 Executed Subscription Agreements called for in Section 7.12.

     9.2 Documents to be Delivered by Coyote. At or prior to the Closing, Coyote shall deliver, or cause to be delivered, the following:

          9.2.1 The Cash and Additional Payments provided for in Section 2.2.1. Evidence of the wire transfer.

          9.2.2 The Coyote Common Stock provided for in Article 2.

          9.2.3 The opinion of counsel provided for in Section 8.5.

          9.2.4 A copy of the resolutions of the board of directors of Coyote with respect to its authority to enter into and consummate the transactions contemplated hereunder.

          9.2.5 A Certificate dated as of the Closing Date signed by Chief Financial Officer of Coyote certifying that the conditions set forth in Sections 8.2 and 8.6 have been satisfied.

                                    ARTICLE X
                         OTHER AGREEMENTS AND COVENANTS

     10.1 Fees and Expenses. Sellers shall bear all expenses incurred by the Sellers and INET shall bear no expenses in connection herewith. Coyote shall bear its own fees and expenses incurred in connection herewith.

     10.2 Sellers' Indemnification. Except as otherwise provided in Section 10.5, from and after the Closing, Sellers hereby agree jointly and severally to indemnify Coyote and INET, and any successor to the business or assets of Coyote and INET, and hold them harmless from and in respect of any loss, liability, damages, deficiencies, costs or expenses, including reasonable attorneys' fees (net of income or franchise tax savings) accruing from or resulting by reason of any breach of any of the representations, warranties, covenants or agreements made or to be performed by Sellers or INET pursuant to this Agreement or from any misrepresentations in, or from any instrument furnished hereunder. Sellers shall indemnify and hold harmless Coyote and INET, and any successor to the business of Coyote or INET, from all suits, actions, proceedings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses (net of income or franchise tax savings) incidental to any of the foregoing. Coyote or INET shall notify Sellers in writing of the existence of any matter to which the obligations set forth in this Section 10.2 shall apply, in the manner specified in Section 10.4 hereof which shall set forth the amount of the indemnity claim to be paid to Coyote, upon payment by Coyote or INET. Sellers agree to pay to Coyote the amount of the indemnity claim within ten (10) days of receipt of Coyote's notice, or Sellers shall dispute its obligation to pay such amount in full to Coyote by setting forth the basis of its objection in a written notice to Coyote with in such ten (10) business day period. The Parties specifically agree that, subject to the provisions of Section 10.5, the indemnification provided herein shall apply according to its terms regardless of the materiality or lack thereof with respect to any claim Coyote may have pursuant to the indemnity provided therein, without limiting the generality of the foregoing.

          10.2.1 In the event of an indemnification event by Sellers as set forth above, and if cash payment of the full amount is not made timely, Coyote shall have the right to set off against the obligation by demanding return of Coyote Shares previously tendered or reducing the number of Earnout Shares otherwise available pursuant to Exhibit B.

     10.3 Coyote's Indemnification. Coyote hereby agrees to indemnify Sellers and hold them harmless from and in respect of any loss, liability, damages or deficiencies, costs or expenses, including reasonable attorneys' fees, accruing from or resulting by reason of any breach of any of the representations, warranties, covenants or agreements made or to be performed by Coyote pursuant to this Agreement or from any misrepresentations in, or from any instrument furnished hereunder. Sellers shall notify Coyote in writing in accordance with
Section 10.7 herein of the existence of any matter to which this indemnification obligation shall apply.

     10.4 Duty to Defend. The liability of Sellers to indemnify Coyote or INET against any claims or liabilities asserted them pursuant to Section 10.2 hereof shall be conditioned upon the giving of written notice, by certified or registered mail, by Coyote or INET, its assigns or successors, to Sellers as provided herein, of the assertion of any such claim or liability, within a reasonable period from the receipt thereof by Coyote or INET. Promptly, after receipt of such notice (and in any event within applicable periods prescribed by law and court rules and regulations), Sellers may either, at its option, compromise (without the written consent of Coyote or INET if only money damages are in issue, and otherwise subject to the prior written consent of Coyote or INET, such consent not to be unreasonably withheld) or defend such claim or liability by counsel of Sellers' own choosing, at Sellers' own expense. If the defense of such matter is tendered to Sellers by the notice set forth above and Sellers decline or otherwise fail to (i) promptly pay or settle the same or (ii) vigorously investigate and defend the same, Coyote or INET may investigate and defend the same and Sellers will reimburse Coyote or INET for all judgments, settlement payments, costs and reasonable expenses, including reasonable attorneys' fees as incurred, in connection therewith. In the event Coyote or INET shall receive a notice of investigation or audit from the U.S. Internal Revenue Service or other taxing authority, which investigation or audit includes or pertains to any period of time prior to the Closing, then Coyote or INET shall send written notice of such notice of investigation or audit to Sellers within ten (10) days of receipt thereof. Sellers shall have the right to participate in, but not control, such investigation or audit.

     10.5 Minimum for Indemnification. Except as provided in Section 3.7 herein, no claims shall be made for indemnification under Section 10.2 or 10.3 or for breach of any representation, warranty or covenant unless and until, in the aggregate, the amount of such claims exceeds one hundred thousand dollars ($100,000.00) and then only to the extent such claims in the aggregate exceed one hundred thousand dollars ($100,000.00) provided, however, that no amount greater than the Purchase Price may be recovered by either party from the other pursuant to this Section 10.

     10.6 Other Rights and Remedies Not Affected. Except to the extent limited by Section 10.5, the indemnification rights of Coyote or INET under this Article XI are independent of and in addition to such rights and remedies as Coyote or INET may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of the Seller, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

     10.7 No Solicitation of Hiring. Sellers agree that after the date hereof, they will not solicit for employment or employ or in any other fashion hire persons who are employees of INET on the date hereof for a period ending two (2) years after the Closing, unless such persons have been discharged by INET.

     10.8 Covenant not to Compete. The Parties acknowledge this is a transfer of all capital shares of INET stock held by the Sellers and that the Sellers fall within the exception, provided by California Code, to the general rule invalidating non-compete agreements and except as provided herein, Sellers will not, for a period of three (3) years from and after the Closing Date, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected in any material way as partner, principal, agent, representative, consultant or otherwise with, or use or permit their names to be used in connection with, that part or any business or enterprise engaged in a business competitive to INET, other than a less than 5% ownership interest in a public company . In the event that the provisions of this Section 10.8 should ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitation permitted by applicable. Sellers specifically acknowledge and agree that the foregoing restrictions are reasonable and necessary to protest the legitimate interests of Coyote, that Coyote would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to Coyote, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, Coyote, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. Sellers further specifically acknowledge and agree that Coyote shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such breach, and further agrees to pay the reasonable legal fees, costs and expenses incurred by Coyote or any successor of permitted assign thereof in enforcing the restrictions contained in this Section 10.

                                   ARTICLE XI
                               GENERAL PROVISIONS

     11.1 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement by Sellers shall survive the Closing date for a period of eighteen (18) months irrespective of any investigation made by or on behalf of Coyote. The decision of Coyote to complete the Closing and the delivery of the Purchase Price shall not be deemed to be a waiver of Coyotes' rights hereunder.

     11.2 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counter part, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been fully executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other fully executed counterparts.

     11.3 Successors and Assigns. The rights and obligations of Sellers under this Agreement shall not be assignable without the written consent of Coyote. The rights and obligations of Coyote hereunder shall not be assignable without the written consent of Sellers except to any entity controlling, controlled by or under common control with Coyote. Subject to the foregoing limitation on assignment, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed of implied is intended to confer upon any person, other than the parties hereto or named herein and their respective successors or permitted assigns, any right, remedy, obligation or liability under or by reason of the Agreement.

     11.4 Finders. Each party hereto represents and warrants to the other that it has had no dealing with any broker or finder in connection with the transactions contemplated by the Agreement except for Mr. Scott Nauert on behalf of the Sellers and that Sellers shall pay all fees and expenses incurred by it with respect to such broker or finder in connection with the transactions contemplated herein.

     11.5 Attorney's Fees. In the event suit is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the prevailing party shall be entitled to recover as an element of such party's cost of suit, and not as damages, a reasonable attorney's fee to be fixed by the court. The prevailing party shall be the party who is entitled to recover his costs of suit whether or not the suit proceeds to final judgment. A party not entitled to recover his costs shall not recover attorney's fees. No sum for attorney's fees shall be counted in calculating the amount of the judgment for purposes of determining whether a party is entitled to recover his costs or attorney's fees.

     11.6 Entire Agreement. The Agreement and the Exhibits and ancillary agreements provided for herein constitutes and contains the entire and only agreement between the Parties concerning the subject matter hereof and supersedes and cancels any and all pre-existing agreements and understandings between the Parties relating to the subject matter hereof.

     11.7 Amendments. This Agreement may be amended only by a written instrument executed by or on behalf of each of the Parties hereto.

     11.8 Notices. Any notice, request or other document to be given hereunder to a Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed to such Party as follows:

                  If to Sellers:
                                            Claude Buchert
                                            INET Interactive Network System
                                            1640 S. Sepulveda Blvd.
                                            Suite 320
                                            Los Angeles, CA  90025

                                                     and

                                            Helene Legendre
                                            INET Interactive Network System
                                            1640 S. Sepulveda Blvd.
                                            Suite 320
                                            Los Angeles, CA  90025
                                                     and

                                            First Rock Trustee, Limited
                                            Trustee of The Guimauve Trust
                                            P.O. Box 743
                                            Victoria House
                                            Main Street
                                            Gibraltar

                  Copy to:
                                            Edward J. Shirley, Esq.
                                            1810 Palisade Drive
                                            Los Angeles, CA  90272

     or to such other address as Sellers or INET, as the case may be, may from time to time designate by written notice to Coyote. If to Coyote: Mr. Daniel W. Latham President Coyote Technologies, LLC 4360 Park Terrace Drive Westlake Village, CA 9136

                  Copy to:
                  Timothy G. Atkinson
                  Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. 1700 Lincoln St., Suite 3725
                  Denver, CO  80203

     or such other address as Coyote may from time to time designate by written notice to Sellers.

     11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     11.10 Paragraph, Article and Section Heading. The paragraph, article and section headings used herein are for convenience of reference only and are not a part of this Agreement and shall not be used as such.

     11.11 Schedules and Recitals. The recitals and schedules attached hereto are made a part of this Agreement as if fully included in the text hereof.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

                                          INET Interactive Network System, Inc.

                                          By:     /s/ Claude Buchert
                                                  -----------------------------
                                          Date:   September 30, 1998


                                          Claude Buchert

                                          By:     /s/Claude Buchert
                                                  -----------------------------
                                          Date:   September 30, 1998


                                          Helene Legendre

                                          By:     /s/ Helene Legendre
                                                  -----------------------------
                                          Date:   September 30, 1998


                                          Coyote Network Systems, Inc.

                                          By:     /s/ Edward A. Beeman
                                                  -----------------------------
                                          Date:   September 30, 1998


                                          First Rock Trustees, Limited
                                          as Trustee of The Guimauve Trust

                                          By:     /s/ Bernard Hazell
                                                  -----------------------------
                                          Date:   September 30, 1998